Exhibit 10.5.1
PORTIONS OF THIS EXHIBIT DENOTED WITH THREE ASTERISKS (***) HAVE BEEN
OMITTED AND WILL BE SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT
WITH THE SECURITIES AND EXCHANGE COMMISSION.
TIMBER HARVESTING MANAGEMENT AGREEMENT AMENDMENT
THIS AGREEMENT made as of the 1st day of January, 2008.
BETWEEN:
CATALYST PAPER CORPORATION, 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia, as managing partner for and on behalf of CATALYST PAPER, a general partnership of Catalyst Paper Corporation and Catalyst Pulp Operations Limited
(“Catalyst”)
AND:
TIMBERWEST FOREST CORP. and TIMBERWEST FOREST COMPANY, a partnership of TimberWest Forest Corp. and TimberWest Holdings Ltd., 2300 — 1055 West Georgia Street, Vancouver, British Columbia
(collectively “TimberWest”)
WHEREAS:
A.
TimberWest makes sawlogs and shingle logs available to Catalyst’s wood chip suppliers pursuant to an agreement dated the 1st day of January, 1998 entitled “Amended and Restated Timber Harvesting Management Agreement” (the “Existing Agreement”) now between Catalyst (as successor to Fletcher Challenge Canada Limited) and TimberWest (as successor to TimberWest Forest Limited); and

B.	The parties have agreed to amend the Existing Agreement in consideration of certain changes to other agreements between Catalyst and TimberWest;
THEREFORE in consideration of the premises and the mutual covenants hereafter set out and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
1.	Definitions.
In this Agreement:
(a)	unless otherwise defined herein, terms used in this Agreement that are defined in the Existing Agreement have corresponding meanings;
(b)
“Chip and Pulplog Supply Agreement” means the amended and restated Chip and Pulplog Supply Agreement made as of June 23, 1997 now between Catalyst (as successor to 3264891 Canada Limited and 3264912 Canada Limited) and TimberWest Forest Corporation (as successor to TimberWest Forest Limited), as amended, restated or replaced from time to time;

(c)	“Chips” means Residual Chips and Whole Log Chips;

(d)	“Closure Date” means May 9, 2008;
(e)
“Coast Chip Price” means, for a calendar quarter, a price equal to the most common market price actually paid per Volumetric Unit of Residual Chips during that quarter, on an F.O.B. scow (at seller’s mill located in the southern coastal region of British Columbia) basis or equivalent, by pulp and/or paper mills located in the southern coastal region of British Columbia for their own consumption under arm’s length long term contracts (being contracts that have a term of not less than three consecutive years and contracts having a term of not less than one year which are renewable and which have been in force, in substantially the same form, for not less than three consecutive years) for similar volumes, specifications, quality and species of Chips calculated on a net to seller basis, including the deduction of any portion of such price attributable to the transportation of such Chips to the buyer’s mill, which price was, in the last calendar quarter of 2007:

(i)	(***) per Volumetric Unit of hemlock or hemlock/balsam Chips;

(ii)	(***) per Volumetric Unit of sitka spruce Chips;

(iii)	(***) per Volumetric Unit of Douglas fir Chips;

(iv)	(***) per Volumetric Unit of red cedar Chips;

(v)	(***) per Volumetric Unit of yellow cedar Chips;
(f)	“Elk Falls Sawmill” means the Elk Falls sawmill facility located at Campbell River, British Columbia adjacent to Catalyst’s Elk Falls pulp and paper mill;
(g)	“Log Supply Option Agreement” means the agreement between the parties dated the date of this Agreement and entitled “Log Supply Option Agreement” as amended, restated or replaced from time to time;
(h)
“Residual Chips” means hemlock/balsam, coastal Douglas fir, sitka spruce, red cedar or yellow cedar wood chips produced as a by-product of wood manufacturing, including those produced from log yard debris, but excluding Whole Log Chips;

(i)	“Specifications” means the specifications for Chips set out in Schedule A;
(j)	“Timber Harvesting Management Fee” means the fee payable by Catalyst to TimberWest pursuant to Section 4.1 of the Existing Agreement;
(k)	“Timber Harvesting Management Agreement” means the Existing Agreement as amended by this Agreement and as further amended, replaced or restated from time to time;

(l)	“Volumetric Unit” means 200 cubic feet of Chips as compacted in a scow when fully loaded or 2.039 m3 of solid wood equivalent of Chips where “fully loaded” means that the scow has been loaded:
(i)
by gravity to its capacity with Chips in a manner that will minimize voids and air spaces and as well achieve the maximum degree of density of Chips for such scow as is usually achieved by proper loading of Chips;

(ii)	following the limitations that a prudent person exercising reasonable care would observe; and
trimmed in such a manner as will render it to remain in a seaworthy condition throughout its voyage to its destination in the judgment of the master of the vessel of the towing agent;
(m)	“Whole-Log Chips” means hemlock/balsam or coastal Douglas fir wood chips produced from whole-log chipping.
2.	Reduction in Timber Harvesting Management Fee
2.1.	Reduction. The Timber Harvesting Management Fee is hereby reduced by (***) per year effective January 1, 2008.
2.2.
Payment of Reduction in Fee. TimberWest will pay the reduction in the Timber Harvesting Management Fee to Catalyst by way of 4 equal quarterly instalments on or before the last day of each calendar quarter while the Timber Harvesting Management Agreement is in effect.

2.3.
Transition for 2008. In 2008, the (***) reduction in the timber harvesting management fee will be reduced by an amount determined by multiplying (***) by the fraction (***), where (***) is the volume of Residual Chips delivered to Catalyst from the Elk Falls Sawmill from January 1, 2008 up to June 15, 2008 to a maximum of (***). The reduction in the Timber Harvesting Management Fee for 2008 will be paid to Catalyst by the following payments:

(a)	on June 30, 2008, the sum of (***); and

(b)	on September 30, 2008, the sum of (***); and

(c)	on December 31, the sum of (***).
Calculation: The Elk Falls Sawmill (other than the planar mill) closed on May 9, 2008. (***) of Chips were supplied to Catalyst from the Elk Falls Sawmill during the period January 1, 2008 to June 15, 2008. The Timber Harvesting Management Fee reduction for 2008 will be (***)

2.4.	Mitigation of Reduction in Fee. TimberWest can mitigate the reduction in the Timber Harvesting Management Fee after July 1, 2010 on the following basis:
(a)
If TimberWest directs an alternative supply of Residual Chips or Whole Log Chips to Catalyst pursuant to one or more commitments or agreements for a period of more than one year that meet the requirements in this Section 2.4, then the (***) reduction would be reduced each year by an amount calculated by multiplying (***) by the fraction (***), where V is the volume of chips delivered to Catalyst under such commitments in the year to a maximum of (***) (except that if V is not at least 50% hemlock/balsam Chips then V will be adjusted downwards to the point where the volume of delivered hemlock/balsam Chips represents 50% of V);

(b)	the price of Chips used to mitigate cannot exceed the Coast Chip Price for Residual Chips regardless of whether the Chips used to mitigate are Residual Chips or Whole Log Chips;

(c)	Sourcing of Chips used to mitigate is subject to the following restrictions:
(i)	while the Log Supply Option Agreement remains in effect, (***)
(ii)	after expiration of the Log Supply Option Agreement, (***)
(d)	any Chips directed to Catalyst must meet the following requirements:
(i)	the Chips must meet the Specifications; and
(ii)	Chips produced from different species cannot be mixed except that hemlock and balsam Chips can be mixed and coastal Douglas fir and coastal pine Chips can be mixed; and

(e)	the following Chips will not be considered as mitigating the reduction in the Timber Harvesting Management Fee pursuant to this Section 2.4:
(i)	Chips acquired by Catalyst using logs under the Log Supply Option Agreement;
(ii)
Chips acquired by Catalyst under the Chip and Residual Fibre Delivery Agreement between TimberWest (then TFL Forest Ltd.) and the Teal Jones Group dated May 5, 2004, as amended, restated or replaced from time to time;

(iii)	Chips acquired by Catalyst through its own arrangements with Chip suppliers.
2.5.
Notice of Mitigation. TimberWest will provide notice to Catalyst by October 31 of each year as to volumes of Residual Chips and Whole Logs Chips that TimberWest will use to mitigate the reduction in the Timber Harvesting Management Fee under Section 2.4 for the following year, including type, source, species, volume and commitment period.

2.6.
Termination of Timber Harvesting Management Agreement. Without limiting the generality of Section 3.1, if the Timber Harvesting Management Agreement is terminated pursuant to Section 2.2 thereof, expires or otherwise ceases to be in effect for any reason, the obligations of TimberWest pursuant to this Agreement will cease effective as at the termination of the Timber Harvesting Management Agreement.

3.	General
3.1.	Existing Agreement. This Agreement forms part of and is to be read together with the Existing Agreement and the Existing Agreement as amended by this Agreement remains in full force and effect.
3.2.
Set-off. Any amount which TimberWest fails to pay when due to Catalyst under the Timber Harvesting Management Agreement may be set-off against amounts owing to TimberWest by Catalyst under the Log Supply Option Agreement, Timber Harvesting Management Agreement or Chip and Pulplog Supply Agreement.

3.3.	Binding Effect. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
IN WITNESS WHEREOF the parties have executed this Agreement.
CATALYST PAPER CORPORATION
as managing partner for and on behalf of
CATALYST PAPER

Per:

Per:

TIMBERWEST FOREST CORP. on its own behalf
and as managing partner for and on behalf of
TIMBERWEST FOREST COMPANY

Per:

Per:

SCHEDULE A
Chip Specifications
1.	Chips will be produced from sound, bark-free wastewood such as logs, log-trim, sawmill wastewood. Chips produced from green veneer will not be included.
2.
Chips will be clean, of approximately uniform length and thickness, clean-cut, and free from objectionable material of any kind that may adversely affect either the pulp quality or the pulping process and equipment, including, rocks, sand, silt, coal, coal dust, hog fuel, rot or bark in excess of the amount permitted, plastic or related materials, creosote or other treated wood, burned material, soot, char, dried veneer or glue, or tramp metal, any toxic or hazardous chemical including polychlorobiphenyls (PCB’s), pentachlorophenols (PCP’s) or any material linked to the formation of any dioxin or furan compound, or any material that is likely to pose a health or safety risk.

3.	All Chips will be screened before delivery unless specifically agreed to in writing by the Purchaser.
4.	Chips will be cut to a nominal length of 19 mm in order to meet the following standards:
(a)	not more than 3% true oversize consisting of Chips exceeding 45 mm in length or an unfractured thickness of 10 mm in thickness or both (“true overs”);
(b)	a minimum of 89% of Chips retained on a 7 mm round hole screen (not including true overs);
(c)	a maximum of 7% Chips, pin chips, fines and sawdust passing through a 7 mm round hole screen and retained on a 3 mm round hole screen;
(d)	a maximum of 0.5% Chips, pin chips, fines and sawdust passing through a 3 mm round hole screen;

(e)	a maximum of 0.5% bark; and

(f)	a maximum of 0.5% rot.
Samples taken from any one truck load or barge load of Chips will meet the foregoing standards.
The above definition will be reviewed from time to time, but not more often than annually, and revised to meet generally accepted industry practices for coastal British Columbia in place at that time of the review.